Exhibit 99.2

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch Coal Commences Development Work on a New, World-Class

Coking Coal Mine in Northern West Virginia

Expected to be among largest, lowest-cost, highest-margin U.S. coking coal mines

Projected to be nearly identical to Arch’s premier Leer longwall mine

Will produce premium, High-Vol A coking coal for sale to global steel producers

ST. LOUIS, February 14, 2019 — Arch Coal, Inc. (NYSE:ARCH) announced today that it has commenced development of a new, world-class longwall mine in Barbour County, West Virginia, that will produce an estimated three million tons of premium, High-Vol A coking coal annually for sale into an undersupplied global marketplace.

The new mine, Leer South, will be similar in virtually every respect to Arch’s existing Leer longwall mine, and will operate in the same 200-million-ton reserve base as the Leer operation.  The Leer mine is widely regarded as one of the lowest-cost, highest-quality and highest-margin coking coal mines in the U.S. coking coal industry.

“We are excited about this new project, which we view as transformational for Arch Coal and its shareholders,” said John W. Eaves, Arch’s chief executive officer.  “With the addition of Leer South, Arch will greatly enhance its portfolio of world-class coking coal assets, and cement our position as the premier global producer of High-Vol A coking coal.  We believe there is significant, unfulfilled global demand for High-Vol A coking coal generally, and our Leer brand specifically, and are already engaged in discussions with leading steel producers around the world that are eager to secure additional volumes of our Leer-brand products.”

The company plans to sell the output from the Leer South complex principally into the 300-million-metric-ton-per-year seaborne coking coal market.  Steel market consultants expect solid demand growth for seaborne coking coal over the next 10 years, driven by substantial steel sector growth in India and other rapidly emerging Asian economies.  At the same time, we believe that global coking coal markets remain under-supplied following years of under-investment, with few large-scale projects — particularly in high-quality coking coal reserves — contemplated in coming years.  Premium High-Vol A coals, such as those produced at the Leer complex, face a particularly tight supply outlook.  With average seaborne coking coal demand growth projected at 1.5 percent per year, and assuming a modest annual depletion rate of 2 percent at existing mines, seaborne coking coal markets will require the installation of 10 million tons of new mine capacity annually, or a total of more than 75 million tons between now and 2025.

“We believe that Leer South’s projected position in the first quartile of the U.S. coking coal cost curve — coupled with its extremely high product quality — will enable us to achieve highly attractive margins, an excellent return on investment, and a rapid payback across a range of potential market environments,” Eaves said.

With their high fluidity and superior plasticity, High-Vol A coking coals can facilitate the inclusion of a wide range of coking coals and even petcokes in a steel mill’s coke blend, while reducing coking times and delivering a stronger and more homogeneous finished coke product.  Leer-brand coking coal has the significant, added advantage of high coke strength after reaction, or CSR, which results in an even stronger finished coke product.  Arch estimates that the global supply of High-Vol A or equivalent coals totals less than 25 million tons per annum.

Arch expects to invest approximately $360 million to $390 million over the next three years to develop the mine, with the longwall scheduled to start up in late 2021.

“Given our outlook for continued strong cash generation, along with other steps we have taken to increase liquidity, we expect to fund 2019 expenditures for the new development with internally generated cash and cash on hand,” Eaves said.  “Even with the projected increase in our 2019 capital spending budget, which includes approximately $90 million related to the Leer South project, we expect to have the capability to continue our share buyback program at similar levels to 2018 should we opt to do so.”

Given the company’s exceptionally strong balance sheet, minimal debt level and overall net cash position, and subject to then-current coal market conditions, Arch may consider a variety of alternatives after 2019, including debt financing or utilization of existing borrowing capacity should those options be deemed advantageous.

In addition to its plans for Leer South, Arch announced that it would be transitioning its Mountain Laurel operation from longwall to room-and-pillar mining at the beginning of 2020, and moving the Mountain Laurel longwall equipment to Leer South at that time.

“We view this transition as beneficial in multiple ways,” said Paul A. Lang, Arch’s president and chief operating officer.  “First, Mountain Laurel’s still-extensive reserve base is increasingly well-suited to room-and-pillar mining, which is expected to deliver greater operational flexibility, higher product quality and a modestly lower cost structure.  Second, the redeployment of the longwall equipment to Leer South will lower the capital requirements for the new project by around $35 million and further enhance our expected return on investment.  Third, we see great value in expanding further our high-margin High-Vol A production while maintaining a value-creating position in High-Vol B markets via a reconfigured Mountain Laurel operation.”

As indicated previously, Arch expects Leer South’s product quality, selling price and cost structure to be comparable to those of the existing Leer mine.  Given that fact and based on current market conditions, Leer South would expect to capture a cash margin of around $90 per ton on seaborne coking coal shipments, and to fully recover its capital investment in roughly 18 months upon achieving full production rates.

Following the transition to room-and-pillar mining, Mountain Laurel expects to produce approximately 1.3 million tons of High-Vol B coking coal annually.  While that is roughly 20 percent lower than the mine’s 2018 output, Arch expects Mountain Laurel’s per-ton costs to decline modestly and its product quality to improve following the transition.  The transition will not result in the layoff of any of Mountain Laurel’s outstanding workforce, as they will be repositioned in the new room-and-pillar mine plan.

In addition to the redeployment of existing longwall equipment from Mountain Laurel, Arch has further reduced Leer South’s projected capital needs via plans to expand and utilize the preparation plant and select other facilities at the company’s Sentinel Mine, which is also located in Barbour County.  When fully operational, Leer South will employ nearly 600 highly skilled and highly trained employees.

“We view today’s announcement as a tremendously positive development for Arch Coal, surrounding communities, and the state of West Virginia as a whole,” Lang said.  “The new Leer South operation will provide exceptional career opportunities for nearly 600 West Virginians directly, and many times that number indirectly, and be a cornerstone of the regional economy for decades to come.  Just as importantly, Arch is committed to ensuring that Leer South achieves the same exemplary, industry-leading standards of mine safety and environmental stewardship for which Arch has long been known.”

Arch expects to produce between 6.6 and 7.0 million tons of coking coal in 2019 — of which nearly 60 percent will be High-Vol A quality — and to maintain a similar level of production through 2021.  In 2022, Arch’s total coking coal production is expected to approach 9 million tons annually, with 75 percent of that total expected to be High-Vol A coal.  With the start-up of the Leer South longwall, Arch expects the average, per-ton operating cost for its coking coal portfolio to decline meaningfully, which will drive higher margins in all market environments.

Concurrent with this release, Arch distributed a slide presentation on the Leer South project that can be found in the “investor” section of archcoal.com.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries.  Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions.  For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-

looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors, from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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